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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

        We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-147027) previously filed by Pzena Investment Management, Inc. of our report dated June 6, 2007, except for the effects of the 5-for-1 unit split discussed in Note 14, which are as of August 3, 2007, with respect to our audit of the consolidated financial statements of Pzena Investment Management, LLC and Subsidiaries for the year ended December 31, 2005, which report appears in this Annual Report on Form 10-K for the year ended December 31, 2007 of Pzena Investment Management, Inc.

/s/ J. H. Cohn LLP
New York, New York
March 25, 2008

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  Exhibit 23.2
Consent of Independent Registered Public Accounting Firm